UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 0-19145

                    TEXTAINER EQUIPMENT INCOME FUND II, L.P.
             (Exact name of registrant as specified in its charter)

                        650 California Street, 16th Floor
                             San Francisco, CA 94108
                                 (415) 434-0551
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      LIMITED PARTNERSHIP DEPOSITARY UNITS

              LIMITED PARTNERSHIP INTERESTS (UNDERLYING THE UNITS)
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
                                    --------


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:




Rule 12g-4(a)(1)(i)             |X|            Rule 12h-3(b)(1)(ii)      | |
Rule 12g-4(a)(1)(ii)            | |            Rule 12h-3(b)(2)(i)       | |
Rule 12g-4(a)(2)(i)             | |            Rule 12h-3(b)(2)(ii)      | |
Rule 12g-4(a)(2)(ii)            | |            Rule 15d-6                | |
Rule 12h-3(b)(1)(i)



Approximate  number of holders of record as of the certification or notice date:
None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, TEXTAINER EQUIPMENT INCOME FUND II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


        August 12, 2005      TEXTAINER EQUIPMENT INCOME FUND II, L.P.
                             A California Limited Partnership

                             By Textainer Financial Services Corporation
                             Its Managing General Partner

                             By /s/ Ernest J. Furtado
                                _______________________________________________
                                Ernest J. Furtado
                                Chief Financial Officer, Senior Vice President, Secretary and Director